UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2025

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 1410, Boston, MA 02210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Appointment

On December 16, 2025, the Board of Directors (the “Board”) of the Company approved the appointment of Brigadier General Patrick Huston, U.S. Army (ret.), the Company's current General Counsel, to the positions of Chief Operating Officer (principal operating officer), General Counsel, and Secretary of the Company, effective December 16, 2025.

General Huston, age 57, has served as the Company's General Counsel since October, 2025. In September 2021, General Huston retired from the Pentagon after a 35-year military career that included service as a Commanding General, Army Ranger, helicopter pilot, and prosecutor, with five combat tours in Iraq and Afghanistan. He served as General Counsel of the 101st Airborne Division, JSOC, and U.S. Central Command. He was also on the "Responsible AI Board" in the Pentagon. General Huston is a member of the FBI's AI Task Force, the American Bar Association's AI Task Force, and Ondas Autonomous Systems Inc., a subsidiary of the Company, advisory board. He is a certified director (NACD.DC) with the National Association of Corporate Directors and holds FAA commercial pilot ratings.

There are no family relationships between General Huston and any director or executive officer of the Company and there are no related party transactions between the Company and General Huston which would require disclosure under Item 404 of Regulation S-K.

Executive Officer Employment Agreement

On October 22, 2025, the Company entered into an employment agreement with General Huston in connection with his appointment as Senior Vice President and General Counsel of the Company, effective October 13, 2025 (the “Employment Agreement”). Pursuant to the Employment Agreement, General Huston will be paid an annual base salary of $400,000 and will be eligible to participate in the benefits plan established for Company employees. General Huston was also granted (i) 100,000 shares of the Company’s common stock underlying time-based restricted stock units, which shall vest in twelve successive equal quarterly installments and (ii) non-qualified stock options to purchase 100,000 shares of the Company's common stock, which shall become exercisable in twelve successive equal quarterly installments.

Pursuant to the Employment Agreement, General Huston will be an at will employee of the Company. If (i) General Huston is terminated by the Company without Cause (as defined in the Employment Agreement), (ii) General Huston terminates his employment due to Constructive Termination (as defined in the Employment Agreement), or (iii) General Huston's employment terminates as a result of his disability, the Company will provide General Huston the following compensation: (a) Accrued Obligations (as defined in the Employment Agreement) through the date of termination and (b) reimbursement for all COBRA premium continuation payments for General Huston and his eligible dependents for every benefit for which COBRA is applicable, for a period of six (6) months following the date of termination.

The severance described above is conditioned on General Huston's continued compliance with the terms of the Employment Agreement and the IP Agreement (as defined in the Employment Agreement), and General Huston executing, delivering to the Company and not revoking a general release and non-disparagement agreement. The Employment Agreement contains standard non-compete and non-solicitation provisions.

The foregoing summary of the terms of the Employment Agreement with General Huston does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 8.01. Other Events

On December 18, 2025, the Company issued a press release announcing General Huston’s appointment as Chief Operating Officer. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated October 22, 2025, by and between Ondas Holdings Inc. and Patrick Huston.
99.1	Press Release, dated December 18, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2025	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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